77Q.1. Exhibit - Multiple Class Plan for the Lifecycle and Lifecycle Index Funds

AMENDED AND RESTATED MULTIPLE CLASS PLAN FOR THE LIFECYCLE
FUNDS AND THE LIFECYCLE INDEX FUNDS
OF THE TIAA-CREF FUNDS

A.  Introduction

The TIAA-CREF Lifecycle Funds and the TIAA-CREF Lifecycle Index Funds are each a group of series of the TIAA-CREF Funds (the "Trust"), which is a statutory trust established under Delaware law. The TIAA-CREF Lifecycle Funds (the "Lifecycle Funds") and the TIAA-CREF Lifecycle Index Funds ("Lifecycle Index Funds") (collectively, the "Funds") are different from the other series of the Trust in that they are generally managed with a specific target retirement date and they adjust their allocations to more conservative investments as that date approaches. As the classes of the Funds have different features than the corresponding classes of the other series of the Trust, they have adopted their own Multi-Class Plan (the "Plan") pursuant to Rule 18f-3 of the Investment Company Act of 1940, as amended (the "1940 Act").

The Trust's Declaration of Trust provides for the Trust to issue shares of beneficial interest in an unlimited number of series, with each series representing a fractional undivided interest in a separate designated investment portfolio. The Declaration of Trust also provides that the shares of each series, or of certain designated series, may be divided into various classes that vary as permitted by Rule 18f-3. Teachers Advisors, Inc. ("Advisors") is the Funds' investment manager and Teachers Personal Investors
Services, Inc. ("TPIS") is the Funds' principal underwriter and distributor. TIAA-CREF Individual & Institutional Services, Inc. ("Services") serves as a dealer in the distribution of certain classes of shares of the Funds.

This Multiple Class Plan (the "Plan") is adopted by the Trust pursuant to Rule 18f-3(d) of the 1940 Act, with respect to each of the series identified on the chart comprising Exhibit A.

Each Fund may be divided into as many as five classes of shares of beneficial interest ("Shares"), designated as the Institutional Class, the Retirement Class, the Retail Class, the Premier Class and the Advisor Class, respectively. Each Class of Shares of a Fund is offered pursuant to different shareholder services and/or distribution arrangements or by different intermediaries and, except as outlined below, represents interests in the same investment portfolio of the Fund and has the same rights, preferences, voting powers, restrictions and limitations.

B.   General Description of Classes Offered

Institutional Class Shares

Institutional Class Shares are offered only to certain categories of investors as set forth in the Funds' Institutional Class Prospectuses.


Institutional Class Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Institutional Class Shares will be paid out of Fund assets. Instead, such expenses and costs may be paid by Advisors, TPIS, Services or other entities.

Institutional Class Shares bear the expenses attributable to the Class as described below under "Income and Expense Allocation" ("Class Expenses").

Retirement Class Shares

Retirement Class Shares are offered only to certain categories of investors as set forth in the Funds' Retirement Class Prospectuses.

The Trust has adopted two Distribution Plans pursuant to Rule 12b-1 under the 1940 Act with respect to Retirement Class Shares. Under the Distribution Plans, the Funds compensate TPIS for certain distribution-related and other expenditures made on behalf of Retirement Class Shares (or on behalf of a Fund as a whole) at an annual rate of 0.05% of average daily net assets attributable to Retirement Class Shares. Additionally, Retirement Class Shares may bear some expenses of Services, TPIS or other entities for shareholder services in the nature of "personal service" or "maintenance of shareholder accounts" (as used in NASD Rule 2830) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Retirement Class Shares also bear their Class Expenses, including paying Advisors for certain administrative costs associated with offering Retirement Class Shares on retirement plan platforms. This annual fee of 0.25% of average daily net assets attributable to Retirement Class Shares may be, in turn, paid by Advisors to Services or other intermediaries that provide such administrative functions to Retirement Class shareholders.

Retail Class Shares

Retail Class Shares are offered only to the categories of investors set forth in the Funds' Retail Class Prospectuses. Retail Class Shares generally are available to all investors except those otherwise qualified to purchase Institutional Class, Retirement or Premier Class Shares.

The Trust has adopted two Distribution Plans pursuant to Rule 12b-1 under the 1940 Act with respect to Retail Class Shares. Under the Distribution Plans, the Funds may compensate TPIS for certain distribution-related and other expenditures made on behalf of Retail
Class Shares (or on behalf of a Fund as a whole) at an annual rate of 0.25% of average daily net assets attributable to Retail Class shares.
Additionally, Retail Class Shares may bear some expenses of Services, TPIS or other entities for shareholder services in the nature of "personal service" or "maintenance of shareholder accounts" (as used in NASD Rule 2830) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Retail Class Shares also bear their Class Expenses, including the expense of paying fees to the Trust's transfer agent for certain administrative costs of maintaining shareholder accounts.


Premier Class Shares

Premier Class Shares are offered only to the categories of investors set forth in the Funds' Premier Class Prospectuses.

The Trust has adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to Premier Class Shares. Under the Distribution Plan, the Funds compensate TPIS for certain distribution-related and other expenditures made on behalf of Premier Class Shares (or on behalf of a Fund as a whole) at an annual rate of 0.15% of average daily net assets attributable to Premier Class Shares. Additionally, Premier Class Shares may bear some expenses of Services, TPIS or other entities for shareholder services in the nature of "personal service" or "maintenance of shareholder accounts" (as under in NASD Rule 2830) to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Premier Class Shares also bear their Class Expenses, including the expense of paying fees to the Trust's transfer agent for certain administrative costs of maintaining shareholder accounts.

Advisor Class Shares

Advisor Class Shares are offered only to certain categories of investors as set forth in the Funds' Advisor Class Prospectuses.

Advisor Class Shares are offered without a distribution plan or expenses for distribution or promotion. None of the expenses and costs of distributing or promoting Advisor Class Shares will be paid out of Fund assets. Instead, such expenses and costs may be paid by Advisors, TPIS, Services or other entities. The Trust has adopted a Shareholder Servicing Plan with respect to Advisor Class Shares. Under the Shareholder Servicing Plan, the Funds may compensate financial intermediaries or other agents subject to certain maximum rates for shareholder services provided to Advisor Class Shares to the extent that such shareholder services are not primarily intended to result in the sale of Shares.

Advisor Class Shares also bear their Class Expenses, including the expense of paying fees to the Trust's transfer agent for certain administrative costs of maintaining shareholder accounts.

Additional Classes of Shares

The Board of Trustees has the authority to create additional classes, or change features of existing classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.

C.   Income and Expense Allocation

Except for Class Expenses, all expenses incurred by a Fund are allocated among the Institutional Class Shares, the Retirement Class Shares, the Retail Class Shares, the Premier Class Shares and the Advisor Class Shares based on the net assets of the Fund attributable to each class. Among other things, Class Expenses include:


1.	transfer agency fees, distribution fees and expenses payable pursuant to a Distribution Plan and shareholder servicing expenses identified as being attributable to a specific class of Shares or payable pursuant to a Shareholder Servicing Plan.

2.	state securities registration or notification fees incurred by a specific class of Shares.

3.	Securities and Exchange Commission ("SEC") registration fees incurred by a specific class of Shares.

4.	accounting, audit and tax expenses relating to a specific class of Shares.

5.	fees and other payments made to service providers for holders of a particular class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and sub-accounting services.

6.	the expenses of administrative personnel and services required to provide recordkeeping and support the holders of a specific class of Shares.

7.	litigation or other legal expenses relating only to one class of Shares.

8.	trustees' fees incurred as a result of time spent addressing issues relating only to a specific class of Shares.

9.	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific class of Shares.

10.	such other expenses actually incurred in a different amount by a class or related to a class's receipt of services of a different kind or to a different degree than other classes.

Expenses of a Fund allocated to a particular class of Shares of that Fund are borne on a pro rata basis by each outstanding Share of that class. Income, realized and unrealized capital gains and losses, and expenses not allocated to a specific class, are allocated to each class of Shares of a Fund on the basis of the net asset value of that class in relation to the entire net asset value of the Fund.

D.  Exchange Privileges

Institutional Class Shares of any Fund may be exchanged for or acquired through an exchange of Institutional Class Shares of any other Fund, other series of the Trust or other investment products, as provided for in the Funds' Institutional Class Prospectus and/or in materials provided by retirement plan or other plan providers.

Retirement Class Shares of any Fund may be exchanged for or acquired through an exchange of Retirement Class Shares of any other Fund, other series of the Trust or other investment products, as provided for in the Funds' Retirement Class Prospectus and/or in materials provided by retirement plan or other plan providers.


Retail Class Shares of any Fund may be exchanged for or acquired through an exchange of Retail Class Shares of any other Fund, other series of the Trust or other investment products, as provided for in the Funds' Retail Class Prospectuses and/or in materials provided by retirement or other plan providers

Premier Class Shares of any Fund may be exchanged for or acquired through an exchange of Premier Class Shares of any other Fund, other series of the Trust or other investment products, as provided for in the Funds' Premier Class Prospectuses and/or in materials provided by retirement or other plan providers.

Advisor Class Shares of any Fund of the Trust may be exchanged for or acquired through an exchange of Advisor Class Shares of any other Fund of the Trust or other investment products, as provided for in the Funds' Advisor Class Prospectuses.

These exchange privileges may be modified or terminated by the Trust to the extent permitted by SEC rules or policies, and exchanges may be made only into funds or other products that are legally available for sale in the investor's state of residence.

E.   Voting Rights

Each Share Class has exclusive voting rights with respect to matters that exclusively affect that class. For example, the Retirement Class is the only class of the Funds with the right to vote on issues related to its Distribution Plan, while the Retail Class is the only class of the Funds with the right to vote on issues related to its distinct Distribution Plan.

F.   Class Designation

Subject to appropriate approval by the Board of Trustees, the Trust may alter the nomenclature for the designation of one or more of the classes of Shares of the Funds.

G.  Additional Information

This Plan is qualified by and subject to the terms of the current Funds' Prospectuses for the applicable Classes; provided, however, that none of the terms set forth in any such Prospectuses shall be inconsistent with the terms of the Classes contained in this Plan. The Prospectuses for the Funds contain additional information about the Classes, the Funds and the Trust's multiple class structure.

H.  Date of Effectiveness

After approval by a majority of the Board of Trustees, including a majority of the independent Trustees, this amended and restated Plan will become effective on December 4, 2015.

EXHIBIT A

Lifecycle 2010 Fund
Lifecycle 2015 Fund
Lifecycle 2020 Fund
Lifecycle 2025 Fund
Lifecycle 2030 Fund
Lifecycle 2035 Fund
Lifecycle 2040 Fund
Lifecycle 2045 Fund
Lifecycle 2050 Fund
Lifecycle 2055 Fund
Lifecycle 2060 Fund
Lifecycle Retirement Income Fund
Lifecycle Index 2010 Fund
Lifecycle Index 2015 Fund
Lifecycle Index 2020 Fund
Lifecycle Index 2025 Fund
Lifecycle Index 2030 Fund
Lifecycle Index 2035 Fund
Lifecycle Index 2040 Fund
Lifecycle Index 2045 Fund
Lifecycle Index 2050 Fund
Lifecycle Index 2055 Fund
Lifecycle Index 2060 Fund
Lifecycle Index Retirement Income Fund